EXHIBIT 99.1

Simmons First Completes Acquisition of Metropolitan National Bank

PINE BLUFF, Ark., Nov. 25, 2013 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC), announced today the completion of the Metropolitan National Bank acquisition. Consistent with the terms of the transaction announced on September 12 of this year, Simmons First paid $53.6 million in cash to Rogers Bancshares, Inc.

As part of the transaction, Metropolitan National Bank will now be merged into Simmons First National Bank. The acquisition will expand Simmons First's presence in Central and Northwest Arkansas. Additionally, the merger allows Simmons First the opportunity to enter into new growth markets including Benton, Bryant, Cabot and Maumelle. The combined bank will continue to provide customers with innovative products, exceptional customer service and the convenience they have come to expect. Between now and March 21, 2014 all current branches of both Simmons First and Metropolitan will remain open. In the meantime, customers will be notified of any changes resulting from the branch consolidation scheduled for March 21, 2014. Until March 21, 2014 all customers will continue to transact their business as they have been, using the same branch networks, checks, debit cards, accounts numbers, on-line services, etc.

"We are excited about expanding our 110 year history to communities and customers in both Central and Northwest Arkansas," George A. Makris, Jr., CEO-Elect of Simmons First National Corporation said. "This merger is a very positive step for our organization and we are confident that it brings long-term benefits to our customers, associates, shareholders and the communities we serve."

Simmons First National Corporation is a seven bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Searcy, Russellville, El Dorado and Hot Springs and conducts banking operations in Arkansas, Missouri and Kansas.

CONTACT: FOR MORE INFORMATION CONTACT:

         DAVID W. GARNER
         Executive Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000